CODE OF ETHICS FOR SENIOR OFFICERS

OF THE

STRONG FAMILY OF FUNDS

(Revised September 2004)

I.	Introduction

The reputation and integrity of each mutual fund in the Strong Family of Funds (individually, the “Fund”) are valuable assets that are vital to the Fund’s success. The Fund’s principal executive officers and senior financial officers, or any person who performs a similar function as these officers (collectively, “Senior Officers,” each of whom are set forth in Schedule A), are responsible for conducting the Fund’s business in a manner that demonstrates a commitment to the highest standards of integrity.

The Sarbanes-Oxley Act of 2002 (the “Act”) effected sweeping corporate disclosure and financial reporting reform on public companies, including registered investment companies, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under Section 406 of the Act, all public companies (including the Fund) must either have a code of ethics for their Senior Officers, or disclose why they do not. The Act was intended to foster corporate environments that encourage employees to question and report unethical and potentially illegal business practices. The Fund has chosen to adopt this Senior Officers’ Code of Ethics (the “Code”) to encourage its Senior Officers to act in a manner consistent with the highest principles of ethical conduct.

II.	Purposes of the Code

The purposes of this Code are to promote:

•	Honest and ethical conduct by the Fund’s Senior Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submits to, the SEC and in other public communications the Fund makes;

•	Fund compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person identified in the Code of violations of this Code; and

•	Accountability for adherence to this Code.

Each Senior Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Code of Ethics for Senior Officers of the Strong Family of Funds

III.	Questions about this Code

The Fund’s Board of Directors has designated a compliance officer, shown on Schedule B, to serve as the Compliance Officer for the implementation and administration of this Code (“Compliance Officer”). Questions about this Code should be directed to the Compliance Officer.

IV.	Conduct Guidelines

The Fund has adopted the following guidelines under which the Senior Officers must perform their official duties and conduct the business affairs of the Fund.

1.	Ethical and honest conduct is of paramount importance. The Senior Officers must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Fund in personal and professional relationships. A conflict of interest occurs when a Senior Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Senior Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

2.	Senior Officers must disclose material transactions or relationships and any actual or apparent conflicts of interest. The Senior Officers must disclose to the Compliance Officer any actual or apparent conflicts of interest the Senior Officer may have with the Fund. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the Senior Officer may be a party. If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to another appropriate person. In addition to disclosing any actual or apparent conflicts of interest in which a Senior Officer is personally involved, the Fund’s Senior Officers have an obligation to report any other actual or apparent conflicts that they discover or of which they otherwise become aware. In addition, each Senior Officer must:

•	Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Senior Officer would benefit personally to the detriment of the Fund; and

•	Not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Senior Officer rather than the benefit of the Fund.

3.	Standards for quality of information shared with Fund service providers. The Senior Officers must at all times seek to provide information to the Fund’s service providers, including the Fund’s advisor, administrator, outside auditor, outside counsel, custodian, etc., that is accurate, complete, objective, relevant, timely, and understandable.

Code of Ethics for Senior Officers of the Strong Family of Funds

4.	Standards for quality of information included in periodic reports. Each Senior Officer should be familiar with the disclosure requirements generally applicable to the Fund.

5.	Promote compliance with laws. The Senior Officers must comply with the federal securities laws and other laws and rules applicable to the Fund, such as the Internal Revenue Code.

6.	Standard of care. The Senior Officers must at all times act in good faith and with due care, competence, and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated. The Senior Officers must conduct the affairs of the Fund in a responsible manner, consistent with this Code.

7.	Confidentiality of information. The Senior Officers must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Fund to disclose it or where disclosure is otherwise legally mandated. The Senior Officers may not use confidential information acquired in the course of their work for personal advantage.

8.	Sharing of information and educational standards. The Senior Officers should share information with relevant parties to keep them informed of the business affairs of the Fund, as appropriate, and maintain skills important and relevant to the Fund’s needs.

9.	Promote ethical conduct. The Senior Officers should at all times proactively promote ethical behavior among peers in your work environment.

10.	Standards for record keeping. The Senior Officers must at all times endeavor to ensure that the Fund’s books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

V.	Waivers of and Amendments to this Code

Senior Officers may request a waiver of a provision of this Code by submitting a request in writing to the Compliance Officer for appropriate review. Waivers of this Code may only be granted by the Audit Committee (or a designated Audit Committee member). All waivers of this Code must be disclosed to the Fund’s shareholders to the extent required by SEC rules. Similarly, any changes or amendments to this Code will, to the extent required, be disclosed as required by SEC rules.

VI.	Acknowledgement of Receipt and Annual Certification

The Senior Officers will be asked to acknowledge the initial receipt of the Code (see Schedule C). In addition, Senior Officers will be asked to certify on an annual basis that he/she is in full compliance with this Code (see Schedule D). To the extent necessary, the Fund’s Compliance Officer will provide guidance on the conduct required by this Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

Code of Ethics for Senior Officers of the Strong Family of Funds

VII.	Reporting Violations

In the event that a Senior Officer discovers or, in good faith, suspects a violation of this Code, the Senior Officer must immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with another member of Fund senior management in determining how to address the suspected violation. If it is determined that a violation of the Code has occurred, the Compliance Officer must report the violation to the Audit Committee (or a designated Audit Committee member). If the Audit Committee (or its designee) concurs that a violation has occurred, the violation must be reported to the Board of Directors, which will consider and determine appropriate action.

When the Fund’s service providers perform substantially all of the work relating to the preparation of the Fund’s financial statements and administration of the day-to-day operations of the Fund, the Senior Officers should make reasonable efforts to monitor the conduct of, or establish reasonable controls for the supervision of the service providers for actions that may be illegal, could be viewed as dishonest or unethical, or otherwise inconsistent with this Code. In the event that a Senior Officer discovers or, in good faith, suspects that a Fund service provider may have committed such an action, the Senior Officer must report the action to the Compliance Officer – even if the service provider has its own code of ethics for its Senior Officers or employees.

Senior Officers and others, including service providers and their employees, who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

VIII.	Violations of the Code

Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether this Code specifically refers to such particular conduct. A violation of this Code may result in disciplinary action, up to and including removal as a Senior Officer of the Fund. A variety of laws apply to the Fund and its operations, including, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, state laws relating to duties owed by Fund officers, and criminal laws. The Fund will report any suspected criminal violations to the appropriate authorities, and will investigate, address, and report, as appropriate, non-criminal violations. Violations of other Fund codes, policies and procedures, including the Fund’s Rule 17j-1 Code, may constitute a violation of this Code to the extent that such violation was the result of dishonest or unethical conduct, but do not necessarily constitute a violation of this Code.

Code of Ethics for Senior Officers of the Strong Family of Funds

X.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than as permitted by this Code.

XI.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund’s advisor, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Senior Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund’s code of ethics under Rule 17j-1 under the Investment Company Act of 1940 is a separate requirement applying to the Senior Officers and others, and is not part of this Code.

Adopted: August 1, 2003

Code of Ethics for Senior Officers of the Strong Family of Funds

Schedule A

“Senior Officers” for purposes of this Code of Ethics include:

Principal Executive Officer of the Fund	Thomas M. Zoeller
Principal Financial Officer of the Fund	John W. Widmer
Fund Accounting Manager	Virginia Riesing

Code of Ethics for Senior Officers of the Strong Family of Funds

Schedule B

The Compliance Officer appointed by the Fund’s Board of Directors who also is responsible for implementation and administration of this Code of Ethics is:

Doug Trinkl

Code of Ethics for Senior Officers of the Strong Family of Funds

Schedule C

ACKNOWLEDGMENT OF RECEIPT OF THE CODE OF ETHICS FOR

SENIOR OFFICERS OF THE STRONG FAMILY OF FUNDS

I acknowledge that I have received the Code of Ethics (“Code”) and represent that:

1. I have read the Code and fully understand my obligations as a Senior Officer (as defined in the Code) of the Strong Family of Funds. Any questions or concerns I may have regarding the Code and my responsibilities under the Code will be directed to Doug Trinkl, Compliance Officer in the Compliance Department (“Compliance Officer”).

2. Any requests for waivers to the Code will be submitted in writing to the Compliance Officer for review. It is understood that all waivers to this Code must be disclosed to the Fund’s Shareholders as required by the Securities and Exchange Commission (“SEC”).

3. Annually I will certify to my compliance with this Code.

4. I agree to immediately report any suspected violations of this Code to the Compliance Officer. I understand that dishonest or unethical conduct or conduct that is illegal will constitute a violation and that a violation of this Code may result in disciplinary action.

Senior Officer Signature

Print Name

Dated:

Code of Ethics for Senior Officers of the Strong Family of Funds

Schedule D

CERTIFICATION OF THE CODE OF ETHICS FOR SENIOR OFFICERS

OF THE STRONG FAMILY OF FUNDS

Senior Officers, as defined in the Code of Ethics for Senior Officers of the Strong Family of Funds (“Code of Ethics”), are required to comply with and annually certify to the Code of Ethics. Answers of “Disagree” to any of the following questions will require an explanation to the Compliance Officer.

1.	I have acted honestly and ethically so as to not violate the Code of Ethics, including ethically handling any actual or apparent conflicts of interest between personal and professional relationships.

Agree	Disagree

2.	I have at all times complied with the federal securities laws and other governmental laws, regulations, and rules applicable to the Funds.

Agree	Disagree

3.	I have conducted the affairs of the Funds in a responsible manner consistent with the objective of full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission and in other public communications the Funds make.

Agree	Disagree

4.	I understand I must promptly report any violations of the Code to the Compliance Officer named in the Code.

Agree	Disagree

5.	I certify that I have complied with the Code in all other respects and am accountable for adherence to the Code.

Agree	Disagree

Senior Officer Signature	Print Name

Date:

Code of Ethics for Senior Officers of the Strong Family of Funds